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                                                                  EXHIBIT 10.13



        Written Description of Compensatory Plan for Randy N. McCullough

         Samuels Jewelers, Inc.'s President and Chief Executive Officer

         On October 2, 1998, the Company entered into an employment agreement with Randy McCullough making him President and Chief Executive Officer. This contract called for an annual salary of $325,000, a guaranteed bonus of 100% of base salary, the granting of 100,000 shares of restricted stock and the issuance of an option to purchase 75,000 shares of the Company's stock for $6.67. The employment agreement expired on October 3, 2001. Mr. McCullough currently receives a base salary of $325,000 with no guaranteed bonus.